Exhibit 10.2

SALON MEDIA GROUP, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of February 28, 2013 by and among Salon Media Group, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company identified on the signature page hereto (each a “Specified Holder” and collectively the “Specified Holders”).

RECITALS

A.     The Specified Holders currently own convertible notes, shares of common stock, par value $0.001 per share (the “Common Stock”), and shares of preferred stock, par value $0.001 per share (the “Preferred Stock” and together with the Common Stock, the “Company Stock”), of the Company.

B.     The Company has offered to sell shares of its Common Stock to the holders of its related party advances, convertible notes and Preferred Stock in exchange for such related party advances, convertible notes and Preferred Stock (the “Exchangeable Securities”) as set forth in the form of purchase agreement previously provided to the Specified Holders (the “Purchase Agreement”).

C.     Each of the Specified Holders has executed a Purchase Agreement to exchange all related party advances, convertible notes and Preferred Stock owned by it for shares of Common Stock. Following the Exchange, each Specified Holder will hold the number of shares of Common Stock listed next to such Specified Holder’s name on Schedule A hereto (except for those shares of Common Stock such Specified Holder will receive following the Common Stock Increase (as defined below)).

D.     The Company does not have sufficient authorized shares of Common Stock under its Restated Certificate of Incorporation, as amended to date (the “Company Charter”), to issue in exchange for all the Exchangeable Securities if all holders thereof agree to the proposed exchange.

E.     The Board of Directors of the Company has approved the increase in the Company’s authorized Common Stock from 30,000,000 shares to 150,000,000 shares (the “Common Stock Increase”) and has recommended that the stockholders of the Company approve the Common Stock Increase.

F.     The Company proposes to hold a special meeting of stockholders as soon as possible to approve the Common Stock Increase.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Company and each of the Specified Holders agree as follows: 1. Vote to Increase Authorized Common Stock. Each Specified Holder agrees to vote or cause to be voted all shares of Common Stock and/or Preferred Stock now or hereafter owned by the Specified Holder, or over which such Specified Holder has voting control, in person or by proxy, in favor of the Common Stock Increase. This covenant and agreement relates solely to voting in favor of the Common Stock Increase and does not apply to any other matter than may be presented to stockholders of the Company.

2.     Specific Enforcement. Each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

3.     Irrevocable Proxy. Each Specified Holder hereby constitutes and appoints Cynthia Jeffers, Chief Executive Officer of the Company, and Alex Fernandez, Interim Chief Financial Officer of the Company, and each of them, with full power of substitution, as the proxies of such party with respect to voting with respect to the Common Stock Increase, and hereby authorizes each of them to represent and to vote all of such Specified Holder’s shares of Common Stock and Preferred Stock entitled to vote with respect to the Common Stock Increase in favor of the Common Stock Increase The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof. Each Specified Holder hereby revokes any and all previous proxies with respect to the shares of Company Stock owned by such Specified Holder with respect solely to any vote in respect of the Common Stock Increase, and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of such shares.

4.     Termination. This Agreement shall terminate upon the earliest to occur of:

4.1     August 30, 2013;

4.2     the execution by the Company of an agreement for the sale of all or substantially all of the assets of the Company or the consolidation or merger of the Company with or into any other business entity pursuant to which stockholders of the Company prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity;

4.3     the liquidation, dissolution or winding up of the business operations of the Company; and

4.4     the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company.

5.     Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and all the Specified Holders.

6.     Successors and Assigns. The provisions of this Agreement shall be binding upon the successors in interest, heirs and assigns to any of the Specified Holders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.     Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

8.     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.     Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and made in accordance with the Purchase Agreement executed by the Specified Holder.

10.     Enforceability; Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the shares of Company Stock owned by the Specified Holders shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

11.     Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

12.     Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

13.     Counterparts, Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: SALON MEDIA GROUP, INC.

By:	/s/ Cynthia Jeffers
Cynthia Jeffers, Chief Executive Officer

SPECIFIED HOLDERS SIGNATURE PAGE FOLLOWS

SPECIFIED HOLDERS:

WILLIAM HAMBRECHT IRA By: /s/ William R. Hambrecht Name: William R. Hambrecht Title: Authorized Signatory
THE HAMBRECHT 1980 REVOCABLE TRUST By: /s/ William Hambrecht Name: William R. Hambrecht Title: Authorized Signatory
WR HAMBRECHT + CO LLC By: /s/ William Hambrecht Name: William R. Hambrecht Title: Authorized Signatory
WR HAMBRECHT + CO INC. By: /s/ William Hambrecht Name: William R. Hambrecht Title: Authorized Signatory
THE SARAH & WILLIAM HAMBRECHT FOUNDATION By: /s/ William Hambrecht Name: William R. Hambrecht Title:

HAMCO CAPITAL CORPORATION By: /s/ William Hambrecht Name: William R. Hambrecht Title: Authorized Signatory

IRONSTONE GROUP, INC By: /s/ William Hambrecht Name: William R. Hambrecht Title: Authorized Signatory

/s/ John Warnock John Warnock

Schedule A

Stockholder	Total Shares of Common Stock Subject to Voting Agreement
William Hambrecht IRA	1,466,167
The Hambrecht 1980 Revocable Trust	4,214,771
WR Hambrecht + Co LLC	27,500
WR Hambrecht + Co Inc.	43,822
The Sarah & William Hambrecht Foundation	32,005
HAMCO Capital Corporation	20,782
Ironstone Group, Inc.	79,970
John Warnock	11,509,813
Eu Revocable Trust	116,928
Elizabeth Hambrecht	292,857